Exhibit (10)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 42 to the registration statement on Form N-4 (“Registration Statement”) of NYLIAC MFA Separate Account-I of (i) our report dated March 13, 2019, relating to the statutory financial statements and financial statement schedules of New York Life Insurance and Annuity Corporation, and (ii) our report dated March 21, 2019 (the “Report”), relating to the financial statements of each Investment Division of NYLIAC MFA Separate Account-I listed in the Report, which appear in such Registration Statement (002-86083). We also consent to the references to us under the headings “Financial Statements” and “Condensed Financial Information” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP New York, New York
April 9, 2019